Consent of Independent Auditors



The Board of Directors of Aetna Life Insurance and Annuity Company and Contractholders of Variable Annuity Account C:

We consent to the use of our report dated February 7, 2000, relating to the consolidated financial statements of Aetna Life Insurance and Annuity Company and our report dated February 3, 2000 relating to the financial statements of Variable Annuity Accont C, which are included in this Post-Effective Amendment No. 11 to Registration Statement (File No. 33-75980) on Form N-4 and to the references to our firm under the headings "Condensed Financial Information" in the prospectus and "Independent Auditors" in the statement of additional information.


                                                              /s/ KPMG  LLP


Hartford, Connecticut
April 12, 2000